Exhibit 5.1

August 5, 2021

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Ladies and Gentlemen:

We have acted as special counsel to II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on the date hereof, for the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, by the selling securityholders named therein or such selling securityholders as may be named in one or more prospectus supplements relating thereto (collectively, the “Selling Securityholders”) of (i) an unspecified number of shares of the Company’s Series B-1 Convertible Preferred Stock, no par value (the “Series B-1 Preferred Stock”), and (ii) an unspecified number of shares of the Company’s common stock, no par value (the “Common Stock”), issuable upon conversion of the Preferred Shares.

In connection with the Agreement and Plan of Merger, dated as of March 25, 2021, by and among the Company, Watson Merger Sub Inc. and Coherent, Inc., the Company entered into an Amended and Restated Investment Agreement, dated as of March 30, 2021 (the “Investment Agreement”), with BCPE Watson (DE) SPV, LP, an affiliate of Bain Capital Private Equity, LP (the “Investor”). Pursuant to the terms and conditions of the Investment Agreement, on March 31, 2021, the Company issued, sold and delivered to the Investor 75,000 shares of Series B-1 Preferred Stock (the “Preferred Shares”) for a purchase price equal to $10,000 per share (the “Investment”). The Investor has transferred the Preferred Shares to its affiliate BCPE Watson (DE) BML, LP, a Delaware limited partnership (“BCPE Borrower”), in connection with Back Leverage (as defined in the Investment Agreement). BCPE Borrower has pledged the Preferred Shares to certain lenders party to Back Leverage.

Upon the closing of the Investment and pursuant to the terms and conditions of the Investment Agreement, the Company and the Investor entered into a registration rights agreement pursuant to which the Investor has certain customary registration rights with respect to the Preferred Shares and the shares of Common Stock issuable upon conversion thereof (the “Registration Rights Agreement”). The Company is registering the resale of the Preferred Shares and the shares of Common Stock issuable upon conversion thereof pursuant to the terms of the Registration Rights Agreement.

K&L GATES LLP

K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH PA 15222-2613

T +1 412 355 6500 F +1 412 355 6501 klgates.com

II-VI Incorporated

August 5, 2021

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined copies of the following documents: (i) the Company’s Amended and Restated Articles of Incorporation, including the Statement with Respect to Shares relating to the Series B-1 Preferred Stock, dated March 30, 2021 and filed by the Company with the Pennsylvania Department of State Corporation Bureau on March 30, 2021 (the “Statement”); (ii) the Company’s Amended and Restated Bylaws, as amended and restated effective February 26, 2021; (iii) the resolutions of the Board of Directors of the Company relating to (a) the Investment Agreement and the Registration Rights Agreement, (b) the issuance of the Preferred Shares and the shares of Common Stock issuable upon conversion thereof, and (c) the filing of the Registration Statement; (iv) the Registration Statement; and (v) such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below. In rendering our opinion expressed below, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that:

1. The shares of Preferred Stock have been duly authorized and are validly issued, fully paid, and nonassessable.

2. The shares of Common Stock into which the Preferred Shares will be convertible have been duly authorized, and, when issued and delivered upon conversion of such Preferred Shares in accordance with the manner provided for in the Statement, such shares of Common Stock will be validly issued, fully paid, and nonassessable.

The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this opinion letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L GATES LLP

K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH PA 15222-2613

T +1 412 355 6500 F +1 412 355 6501 klgates.com